Exhibit 99.1

For Immediate Release

Educate, Inc. Announces Record Third Quarter Financial Results

BALTIMORE, October 28 /PRNewswire-FirstCall/ — Educate, Inc (NASDAQ: EEEE), a leading K-12 education services company that delivers site-, school- and home-based education solutions, today reported financial results for the periods ended September 30, 2004.

Financial highlights compared to the respective periods in 2003 included:

Highlights For The Nine-Month Period Ended September 30, 2004 Excluding Non-Cash Stock Compensation:

•	Revenues increased 28% to $231.8 million

•	Operating income increased 44% to $35.5 million ($26.7 million including non-cash stock compensation)

•	Operating margins increased to 15% from 14% (or declined to 12% including non-cash stock compensation)

•	EPS excluding non-cash stock compensation and refinancing costs was $0.45 an increase of 83% (Earnings per share from continuing operations was $0.19)

Highlights For The Quarter Ended September 30, 2004:

•	Revenues increased 16% to $62.4 million

•	Operating income increased 39% to $7.6 million

•	Operating margins increased to 12% from 10%

•	EPS excluding non-cash stock compensation and refinancing costs was $0.09 an increase of 126% (Earnings per share from continuing operations was $0.05)

Comparisons to 2003 operating results reflect the pro forma combination of the periods prior to the June 30, 2003 acquisition of our Predecessor and subsequent periods in 2003.

“We are very pleased with our revenue growth and, in particular, our very strong operating income growth in the third quarter and year-to-date. We have accelerated our growth engines while leveraging our platform to increase our margins,” stated Chris Hoehn-Saric, Educate, Inc. chairman and chief executive officer, “Our strong growth in this seasonally slow quarter positions the Company well at the start of the 2004-2005 school year. At the same time, we have significantly improved our capital structure, by negotiating a new credit facility agreement, and by completing the initial public offering of our common stock, the largest ever for an education company.”

Hoehn-Saric continued, “The growth opportunities presented in the K – 12 education services markets continue to rapidly expand as both parents and governments recognize the importance of investing in the education of our children. Traditional center based learning is moving to more sites as parents require convenient, nearby locations for after-school supplemental education and the ultimate family convenience afforded through online learning.”

Financial Overview:

Year-To-Date Results

Year-to-date revenues were $231.8 million, an increase of 28% over the prior year, including 18% organic revenue growth. Revenue increases were driven by the Sylvan Learning Center network expansion; dynamic growth in Catapult Learning’s NCLB service offerings, particularly in the first six months of the year; and acquisitions of franchise centers and the special needs business. Operating income, excluding non-cash stock compensation expense, was $35.5 million, an increase of 44% over the prior year. Management believes this non-GAAP financial measure allows for a better comparison of operating income for the 2004 and 2003 periods because the 2003 periods had no similar expenses. Due to the costs of integrating the special needs business, which was acquired in November 2003, it did not contribute any operating income during the period; as a result, the entire operating income growth is the result of organic growth. GAAP operating income of $26.8 million represented an increase of 8% over the prior year.

Quarterly Results

Revenues for the seasonally slow third quarter were $62.4 million, an increase of 16% versus the third quarter of 2003, including organic revenue growth of 7%. Revenue increases occurred in all business units.

Franchise same center royalties in Sylvan Learning Center reflected a 1% decline in the seasonally low royalty third quarter compared to the prior year comparable quarter. This decline was a result of the continuing impact of higher advertising cost inflation generated primarily by the Olympics and presidential election advertising demand. The Company, together with franchisees, has committed to increase national advertising spending by 17% during the peak advertising periods of the first and second quarters of 2005 in order to address advertising cost increases and to drive revenue growth.

Sylvan Learning Center expanded its network by 57 centers since September 2003, including centers in new franchisee territories as well as new satellite centers within existing franchisee territories. While the Company’s annual new territory sales provide direct revenue and ongoing royalties without incremental capital or overhead needs, identifying new satellite locations for franchisees is a more recent initiative which enables franchisees to leverage their existing business costs such as advertising and overhead while increasing the company’s network. A strength of our franchise system is that each franchisee has rights to a pre-defined geographical territory and is able to add additional sites in the territory to meet demand.

The third quarter for the Catapult Learning business represents a seasonally lower revenue period due to the traditional summer recess, but it also contains the September back-to-school period and the related renewal of district agreements and targeting of schools qualifying for NCLB funding. Catapult Learning launched new programs for the 2004/2005 school year and began the school year with a retention of over 90% of school service agreements. NCLB markets targeted by the Company increased by 25% for the 2004/2005 school year. Student identification and parent marketing efforts in the targeted markets for NCLB services were begun during the third quarter.

Consolidated operating income during the third quarter increased 39% to $7.6 million in comparison to $5.5 million in 2003. Due to the costs of integrating the special needs business, which was acquired in November 2003, it did not contribute any operating income during the period; as a result, the entire operating income growth is the result of organic growth. The operating income improvement was caused by improved operating margins in each of the business units and the commitment to controlling corporate general administrative expenses. Consolidated company operating margins during the third quarter increased to 12% in 2004 from 10% in 2003.

Non-operating expenses for the three-month and nine-month periods included the impact of the deferred financing costs written-off in association with the extinguished credit facility, as well as the reduction in interest expense related to the improved capital structure of the Company. The Company’s effective income tax rate of 48% for the year-to-date 2004 period exceeds the expected effective income tax rate of 38% due to the valuation differences between the book and tax amounts of non-cash stock compensation.

Net cash flow generated from continuing operations was $17.3 million and $33.5 million for the third quarter and the year-to-date periods, respectively.

Fourth Quarter and Full-Year 2004 Outlook:

The following statements are forward-looking and are based upon management’s current expectations. Actual results may differ from these ranges.

•	The Company anticipates total revenues of between $63 and $66 million for the fourth quarter of 2004.

•	The Company anticipates operating margins will be in the 5 – 6% range for the fourth quarter, as the Company opens new company-owned Sylvan Learning Centers and as investments are made to fund marketing and start-up costs for Catapult Learning’s NCLB programs that will generate revenues in 2005.

•	General and administrative expenses are expected to be approximately $4.5 million in the fourth quarter of 2004.

•	Pro forma Diluted earnings per share from continuing operations are anticipated to be in the $0.02 to $0.03 range for the fourth quarter of 2004.

•	Full year 2004 revenue growth is anticipated to be 22% to 23% above the prior year level. Operating income excluding non-cash stock compensation for the full year 2004 is anticipated to grow 23% to 26% above the prior year.

About Educate, Inc.

Educate, Inc. (NASDAQ: EEEE) is a leading K-12 education services company for children and youth that delivers site-, school- and home-based education solutions as Sylvan Learning Centers, which operates a network of centers providing supplemental, remedial and enrichment instruction primarily located in the United States and Canada; Catapult Learning, which provides supplemental education programs primarily to students in schools; and eSylvan, which provides live, online tutoring via the internet. More information on Educate, Inc. can be found at www.educate-inc.com.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services by institutional customers and consumers; changes in customer relationships; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Kevin Shaffer

Educate, Inc.

410/843-6848

Educate Inc. & Subsidiaries

Consolidated Statements of Income

Three and Nine Months Ended September 30, 2004

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	$ Variance	% Variance	2004	Proforma 2003(1)	$ Variance	% Variance
Revenues
Franchise Services	$10,424	$9,789	$635	6%	$34,844	$31,562	$3,282	10%
Company-Owned Centers	31,369	28,874	2,495	9%	84,642	78,671	5,971	8%
European	6,100	4,739	1,361	29%	20,368	16,612	3,756	23%

Total Learning Center	47,893	43,402	4,491	10%	139,854	126,845	13,009	10%

School Services	9,834	9,156	678	7%	53,274	50,120	3,154	6%
Special Needs	3,412	—	3,412	N/A	14,831	—	14,831	N/A
NCLB	504	831	(327)	-39%	21,790	3,286	18,504	563%

Total Institutional Services	13,750	9,987	3,763	38%	89,895	53,406	36,489	68%

Online Learning Services	718	473	245	52%	2,058	1,446	612	42%

Total Revenues	62,361	53,862	8,499	16%	231,807	181,697	50,110	28%

Expenses
Learning Centers	33,411	31,455	1,956	6%	98,727	90,784	7,943	9%
Institutional Services	15,738	11,912	3,826	32%	81,451	49,029	32,422	66%
Online Learning Services	1,752	1,564	188	12%	5,424	6,436	(1,012)	-16%

Total Segment Operating Costs	50,901	44,931	5,970	13%	185,602	146,249	39,353	27%
Corporate expenses	3,560	3,462	98	3%	10,726	10,757	(31)	0%
Non-cash stock compensation expense	303	—	303	N/A	8,704	—	8,704	N/A

Operating Income	7,597	5,469	2,128	39%	26,775	24,691	2,084	8%

Non-Operating Items
Interest expense and other non-operating, net	(1,889)	(3,177)	1,288	-41%	(7,635)	(9,649)	2,014	-21%
Other financing costs	(275)	—	(275)	N/A	(5,117)	—	(5,117)	N/A

Total Non-Operating	(2,164)	(3,177)	1,013	-32%	(12,752)	(9,649)	(3,103)	32%

Income Before Income Taxes	5,433	2,292	3,141	137%	14,023	15,042	(1,019)	-7%
Income Tax Expense	(3,496)	(871)	(2,625)	301%	(6,760)	(6,025)	(735)	12%

Income from Continuing Operations	1,937	1,421	516	36%	7,263	9,017	(1,754)	-19%

Loss from discontinued operations, net of tax	(1,117)	(1,175)	58	-5%	(2,838)	(3,530)	692	-20%
Gain from disposal of discontinued operations, net of tax	83	—	83	N/A	83	—	83	N/A

Net Income	$903	$246	$657	267%	$4,508	$5,487	$(979)	-18%

Weighted Average Shares Diluted (2)	39,308	36,800	2,508	7%	38,436	36,800	1,636	4%

Diluted Earnings Per Share (2)	$0.02	$0.01	$0.01	100%	$0.12	$0.15	$(0.03)	-20%
Diluted Earnings Per Share From continuing Operations (2)	$0.05	$0.04	$0.01	25%	$0.19	$0.25	$(0.06)	-24%
Pro Forma Diluted Earning Per Share From Continuing Operations (2),(3)	$0.09	$0.04	$0.05	125%	$0.45	$0.25	$0.20	80%

Segment Operating Margin
Learning Center	30%	28%	2%		29%	28%	1%
Institutional Services	-14%	-19%	5%		9%	8%	1%
Online Learning Services	-144%	-231%	87%		-164%	-345%	181%

(1)	Educate, Inc commenced operations on June 30, 2003 upon the acquisition of the pre-K-12 business units of Laureate Education, Inc. The pro forma consolidated statement of income for the nine months ended September 30, 2003 includes the results of operations of the predecessor business for the six months ended June 30, 2003 combined with the operations of Educate, Inc. for the three months ended September 30, 2003, adjusted to give effect to the acquisition as if it occurred as of January 1, 2003. The pro forma adjustments are more fully described in the companies prospectus dated September 22, 2004 as filed with the Securities and Exchange Commission. This pro forma statement of income does not purport to represent what our results of operations would actually have been had the acquisition in fact occurred on such date or to project our results of operations for any future period.
(2)	All share and per share amounts have been adjusted to give retroactive effect to a 1.00 for 1.25 reverse stock split effected on September 20, 2004.
(3)	Pro forma earnings per share exclude the net of tax effect non-cash stock compensation expense and other financing costs for the three and nine month periods ended September 30, 2004. These amounts were $.04 and $.18 for non-cash stock compensation expense and $.00 and $.08 for the other financing costs for the respective periods. As a result of excluding non-cash stock compensation expense, the company’s effective tax rate for pro forma results is 38%. Management believes these non-GAAP financial measure allows for a better comparison of earnings per share (EPS) for the 2004 and 2003 periods because the 2003 periods had no non-cash stock compensation expense or refinancing costs.

	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004
Business Metrics
Franchise centers operating information:
Same territory royalty growth (4)	1%	5%
Same center royalty growth (5)	-1%	3%

Company-owned centers operating information:
Same territory revenue growth (4)	1%	2%
Same center revenue growth (5)	0%	1%
Same territory cash receipt growth (6)	4%	5%
Same center cash receipt growth (7)	3%	5%

	September 30, 2004	September 30, 2003
Number of Sylvan Learning Centers
Franchise	896	856
Company-owned	149	132

Total	1,045	988

	September, 30 2004	December 31, 2003
Balance Sheet Data:
Cash and cash equivalents	$33,630	$20,226
Working capital	11,754	7,623
Total assets	367,022	362,195
Total long term debt	122,355	167,865

(4)	“Same Territory” amounts, for both company-owned and franchised territory’s, include the results of territories for the identical months for each period presented in the comparison, commencing with the 13th full month the territory has been operating as either a company-owned or franchised territory, as the case may be. Same territory growth is presented as the aggregate growth for franchise or company-owned territory, as the case may be, during the period. A territory reflects the geographically specified area where an operator controls rights to provision of services under the Sylvan franchise agreement.
(5)	“Same Center” amounts, for both company-owned and franchised centers, include the results of centers for the identical months for each period presented in the comparison, commencing with the 13th full month the center has been operating as either a company-owned or franchised center, as the case may be. Same center growth is presented as the aggregate growth for franchise or company-owned centers, as the case may be, during the period.
(6)	Company-owned territory’s are contractually obligated to pay an 8% royalty to one of our subsidiaries. This revenue is eliminated in consolidation. “Same territory cash receipt growth” of North American company-owned territory’s represents the change in the amount of cash receipts reported by company-owned same territory’s in one period as compared with the comparable period in the prior year. The use of this metric enables a more meaningful comparison of same company-owned territory growth to same franchised territory royalty growth. The difference between same territory revenue growth and same territory cash receipt growth is a change in deferred revenues and the impact of acquisitions of franchised Sylvan Learning Centers.
(7)	Company-owned centers are contractually obligated to pay an 8% royalty to one of our subsidiaries. This revenue is eliminated in consolidation. “Same center cash receipt growth” of North American company-owned centers represents the change in the amount of cash receipts reported by company-owned same centers in one period as compared with the comparable period in the prior year. The use of this metric enables a more meaningful comparison of same company-owned center growth to same franchised center royalty growth. The difference between same center revenue growth and same center cash receipt growth is a change in deferred revenues and the impact of acquisitions of franchised Sylvan Learning Centers.